Exhibit 10.13

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (“Amendment”) is made and entered into this 12th day of November, 2010 by and between Diego E. Roca (“Executive”) and Dominion Minerals Corp, a Delaware Corporation (“Corporation”).

RECITALS

WHEREAS, the Corporation and Executive did on December 1, 2007, enter into an Employment Agreement (“Agreement”) to provide additional financial security and benefits to Executive, to encourage Executive to continue employment with Corporation and to enhance the motivation of Executive to increase the productivity of Corporation; and

WHEREAS, Executive is currently employed by Company as its Executive Vice President and Chief Financial Officer; and

WHEREAS, the Agreement entered into on December 1, 2007 continues for a 3-year term..

NOW THEREFORE in consideration of the foregoing and the mutual promises and covenants contained herein IT HAS BEEN AND IT HEREBY IS AGREED as follows:

1.

The Agreement shall be automatically renewed on December 1, 2010 for a one-year term unless the Executive or Corporation terminate the Agreement by notifying the other party in writing at least 90 days prior to the expiration of the term.

2.

The Agreement shall be automatically renewed on December 1st annually for a one-year term until the Executive or Corporation notifies the other party at least 90 days prior to the expiration of the one-year term in effect.

3.	The annual rate of the base salary paid to the Executive for the periods automatically renewed shall be $225,000 per year.
4.	This Amendment may be executed in counterpart by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date above written.

Dominion Minerals Corp.	Diego E. Roca

/s/ Pinchas Althaus	/s/ Diego E. Roca
Pinchas Althaus	Executive
Chief Executive Officer